Exhibit 99.2

FOR IMMEDIATE RELEASE

Essential Utilities to invest $26 Million in Major Data Center in Western Pennsylvania

•         To build ~18 million gallon per day (MGD) water treatment plant

•         Water plant to serve on-site power plant and data center

•         Essential to provide natural gas consultive services and energy management services to the project

Bryn Mawr, PA — August 27, 2025 — Essential Utilities (NYSE: WTRG) today announced an agreement with International Electric Power III, LLC (IEP), to become an investor in a 1,400 acre, data center facility in Greene County, Pennsylvania.

Based on the agreement, Essential Utilities, through its subsidiary Aqua, plans to design, build, and operate an 18 million gallons per day (MGD) water treatment plant to service the power plant and data center. Using raw water from the adjacent Monongahela River, the plant will support both power generation and data center cooling needs, leveraging Essential’s deep expertise in water infrastructure and environmental stewardship. In addition, Essential’s subsidiary Peoples, the largest natural gas utility in Pennsylvania, will provide gas consulting services and energy management services to the project.

The data center will be powered by 944 MW of behind-the-meter, natural gas combined cycle combustion turbines (CCGTs), supplemented by battery storage, and backed up from an existing interconnection with the electric grid.

“This is an exciting partnership that provides us the opportunity to leverage our expertise both in water and natural gas and highlights our capabilities as we work with hyperscalers to facilitate the growth of data centers to power the new age of Artificial Intelligence, here in Pennsylvania,” said Chris Franklin, Essential Utilities Chairman and CEO. “This project aligns perfectly with the Energy and Innovation Summit recently hosted, in Pittsburgh, by U.S. Senator Dave McCormick to encourage investment in Energy and Artificial Intelligence. Pennsylvania has the right business climate for projects like this which is why we are so confident in its success.”

IEP, the project developer, and a seasoned independent power producer with over 7 GW of generation experience, found that the Greene County site has ample land for the data center and on-site energy generation, has plentiful access to water thanks to its location on the Monongahela River, and boasts dark fiber local to the site.

“Pennsylvania’s abundant natural resources, world-class workforce and strong federal, state, and local official support drew us to Greene County, and Essential’s investment allows us to take the next step toward making this exciting project a reality for Pennsylvania” said IEP CEO Peter Dailey. “Essential’s unique expertise in water, wastewater, and natural gas makes them an ideal partner to ensure we have the power and water needed to bring this data center to life.”

Essential and IEP’s partnership has secured the manufacturing slots for the gas turbines, with delivery in 2028. With the initial funding and the gas turbines secured, IEP is now actively seeking investors for the next stage of the project.

Essential previously informed investors that the company was in active discussions with data center developers representing over 5 gigawatts of power demand. In addition to the Greene County project, other discussions throughout Essential’s footprint continue to progress, allowing the company to leverage its expertise in both gas and water.

The Greene County project, expected to be operational in the first quarter of 2029, underscores Essential’s commitment to innovation, sustainability, and regional economic development, while positioning the company’s water, wastewater, and gas expertise as a critical component of the AI-driven data infrastructure revolution.

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About Essential
Essential Utilities, Inc. (NYSE:WTRG) delivers safe, clean, reliable services that improve quality of life for individuals, families, and entire communities. With a focus on water, wastewater and natural gas, Essential is committed to sustainable growth, operational excellence, a superior customer experience, and premier employer status. We are advocates for the communities we serve and are dedicated stewards of natural lands, protecting more than 7,600 acres of forests and other habitats throughout our footprint. Operating as the Aqua and Peoples brands, Essential serves approximately 5.5 million people across nine states. Essential is one of the most significant publicly traded water, wastewater service and natural gas providers in the U.S. Learn more at www.essential.co.

About International Electric Power

International Electric Power (IEP) is a privately held thermal and renewable power developer that has been in business for 23 years. IEP has executed projects internationally and within the United States, including thermal combined cycle gas generation, solar energy, and long duration energy storage projects.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Essential Utilities Inc. can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent its views only as of today and should not be relied upon as representing its views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause the company’s actual results to differ materially from the statements contained in this release. Such forward-looking statements include, but are not limited to, statements relating to the investment by the Company, including the provision of water and wastewater service by Aqua, the construction of the Green County project by 2029, and the provision of gas services by Peoples. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including the factors discussed in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q, which is filed with the Securities and Exchange Commission, and other factors including whether the data center is permitted, constructed, and/or occupied by a user. For more information regarding risks and uncertainties associated with the company’s business, please refer to its annual, quarterly and other SEC filings. The company is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Media Contact:
David Kralle

Vice President, Public Affairs

DMKralle@Essential.co

1.877.325.3477

Investor Contact:
Brian Dingerdissen
Vice President, Treasurer, FP&A and IR

BJDingerdissen@Essential.co

610.645.1191